    As filed with the Securities and Exchange Commission on August 19, 1997
                                                          Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
            -------------------------------------------------------

                            NEWPARK RESOURCES, INC.
            (Exact name of registrant as specified in its charter)


          Delaware                                               72-1123385
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                        3850 NORTH CAUSEWAY, SUITE 1770
                           METAIRIE, LOUISIANA 70002
                                (504) 838-8222
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
    ----------------------------------------------------------------------

                           JAMES D. COLE, PRESIDENT
                            NEWPARK RESOURCES, INC.
                        3850 NORTH CAUSEWAY, SUITE 1770
                           METAIRIE, LOUISIANA 70002
                                (504) 838-8222
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                            HOWARD Z. BERMAN, ESQ.
                           ERVIN, COHEN & JESSUP LLP
                      9401 WILSHIRE BOULEVARD, 9TH FLOOR
                       BEVERLY HILLS, CALIFORNIA  90212
                                (310) 273-6333
                       ----------------------------------

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
 Title of each class of                            Proposed           Proposed maximum
   securities to be         Amount to be        maximum offering     aggregate offering        Amount of
     registered             registered(1)       price per unit(2)         price(2)          registration fee
------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value              260,465 shares         $  33.875             $  8,823,252          $ 2,673.71
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                         -------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY+
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF + +ANY SUCH STATE.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION DATED AUGUST 19, 1997

                                260,465 SHARES

                            NEWPARK RESOURCES, INC.

                                 COMMON STOCK
                               ($.01 par value)

                                _______________

     This Prospectus relates to the resale of 260,465 shares (the "Shares") of outstanding Common Stock of Newpark Resources, Inc. ("Newpark") by the "Selling Stockholders". See "Selling Stockholders". Newpark will not receive any proceeds from the sale of the Shares.

     Newpark's Common Stock is listed on the New York Stock Exchange under the symbol "NR". On August 15, 1997, the reported last sale price of the Common Stock on The New York Stock Exchange Composite Tape was $33.875 per share.

     For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" on Page 7.

                                _______________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                _______________

     The Shares generally may be offered for sale from time to time by the Selling Stockholders on the New York Stock Exchange in ordinary brokerage transactions at market prices prevailing at the time of sale or in negotiated transactions at prices related to prevailing market prices. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Any brokers or dealers participating in the offering of any such shares may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation received by them may be deemed to be underwriting commissions or discounts. Substantially all of the expenses of this offering, estimated at approximately $17,000, will be paid by Newpark. See "Selling Stockholders" and "Plan of Distribution".



                The date of this Prospectus is           , 1997.

                             AVAILABLE INFORMATION

     Newpark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and on the World Wide Web at the Commission's Web site located at "http://www.sec.gov". Newpark's Common Stock is traded on the New York Stock Exchange, and such reports and other information also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

     Newpark has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. Any interested parties may inspect the registration statement, without charge, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and any interested parties may obtain copies of all or any part of the registration statement from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by Newpark with the Commission are incorporated by reference into this Prospectus:

     1.   Newpark's Annual Report on Form 10-K for the year ended
          December 31, 1996, as amended on May 23, 1997.

     2. All other reports filed by Newpark pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1996, including Newpark Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and Newpark's Current Report on Form 8-K dated
          May 14, 1997.

     3. The description of Newpark's Common Stock contained in its Registration Statement pursuant to Section 12 of the Exchange Act, as amended from time to time.

     All documents filed by Newpark pursuant to Sections 13(a), 13(c), 14 or 5(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

     Newpark will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to Ms. Edah Keating, Corporate Secretary, Newpark Resources, Inc., 3850 North Causeway, Suite 1770, Metairie, Louisiana 70002, or by telephone at (504) 838-8222.

                                  THE COMPANY

     Newpark is a leading provider of integrated environmental services to the oil and gas exploration and production industry in the U.S. Gulf Coast area, principally in Louisiana and Texas. These services are concentrated in three key product lines: (i) processing and disposal of oilfield waste, including nonhazardous oilfield waste ("NOW") and oilfield waste that is contaminated with naturally occurring radioactive material ("NORM"), utilizing patented and proprietary technology; (ii) mat rental services in which patented prefabricated wooden mats are used, utilizing patented and proprietary technology as temporary worksites in oilfield and other construction applications; and (iii) engineering, technical and drilling fluids services to the oil and gas exploration industry.

OILFIELD WASTE AND OTHER ENVIRONMENTAL SERVICES

     Newpark collects, processes and disposes of oilfield waste, primarily NOW and NORM. Newpark also treats NOW at the well site, remediates waste pits and other contaminated sites and provides general oilfield services. In its NOW processing and disposal business, Newpark processes the majority of the NOW received at its facilities for injection into environmentally secure geologic formations deep underground and creates from the remainder a product which is used as intermediate daily cover material or cell liner and construction material at municipal waste landfills. In addition, Newpark has initiated a process to recycle a portion of the NOW waste collected in its disposal operations for use in the makeup of drilling fluids.

     Since the fourth quarter of 1994, and until June 1996, Newpark provided processing and disposal of NOW waste contaminated with NORM by processing the waste into NOW for injection disposal into wells owned by Newpark. On
May 21, 1996, Newpark was issued a license from the Texas Railroad Commission authorizing the direct injection of NORM, subject to certain contamination limits, into disposal wells at Newpark's Big Hill, Texas facility. The direct injection of NORM permitted under the new license, which commenced on June 1, 1996, expanded Newpark's NORM disposal capacity and significantly reduced the amount of pre-injection transportation, processing and chemicals required, thereby reducing Newpark's cost of disposal.

     In December 1996, Newpark was issued a process patent covering its offsite NOW and NORM waste processing operations. The patent covers the process by which Newpark prepares the waste into a slurry for low pressure injection into specific underground geological formations.

     Newpark also provides industrial waste management and laboratory and consulting services for the customers of its NOW and NORM services.

MAT RENTAL

     Newpark uses a patented interlocking wooden mat system to provide temporary worksites in unstable soil conditions typically found along the U.S. Gulf Coast. Prior to 1994, Newpark's mat rental services were provided primarily to the oil and gas exploration and production industry in Louisiana and Texas. In 1994, Newpark began marketing these temporary worksites to other industries. Increasing environmental regulation affecting the construction of pipelines, electrical distribution systems and highways in and through wetlands environments has provided a substantial new outlet for these services and has broadened the geographic area served by Newpark to include the coastal areas of the Southeastern U.S., particularly Florida and Georgia, in addition to the U.S. Gulf Coast. In 1995, through a joint venture, Newpark began marketing its mat rental services in Venezuela, and in September 1996, Newpark purchased the minority interests of its partners in this venture. During the fourth quarter of 1996, Newpark made an initial shipment of mats to Algeria, and Newpark plans to continue development of this market during 1997. Mat rental revenue has increased from $11 million in 1990 to $33 million in 1996. Since 1992, Newpark has owned a sawmill in Batson, Texas, to provide hardwood lumber used in construction of its mats, and Newpark expanded the capacity of the facility during 1994 and 1995.

     The recent trend toward more strict environmental regulation of both drilling and production operations conducted by Newpark's customers has resulted in greater synergy between Newpark's mat rental and general oilfield construction services and its other environmental services. Newpark offers its services individually and as an integrated package and provides a comprehensive combination of on-site waste management and construction services for both the drilling of new sites and the remediation of existing sites. In addition, Newpark believes that the opportunity exists to integrate its drilling fluids services and products with its mat rental and waste disposal services to provide a complete drilling-site services product offering.

     Newpark was organized in 1932 as a Nevada corporation and in April 1991 changed its state of incorporation to Delaware. Newpark's principal executive offices are located at 3850 North Causeway Boulevard, Suite 1770, Metairie, Louisiana 70002, and its telephone number is (504) 838-8222.

THE CAMPBELL WELLS ACQUISITION

     On August 12, 1996, Newpark completed the acquisition (the "Campbell Wells Acquisition") of substantially all of the marine-related NOW collection operations of Campbell Wells Ltd. ("Campbell Wells"), a wholly owned subsidiary of Sanifill, Inc. ("Sanifill"), for an aggregate purchase price of $70.5 million. The Campbell Wells Acquisition was completed pursuant to the terms of an Asset Purchase and Lease Agreement, dated June 5, 1996 (the "Acquisition Agreement"), which provided for the purchase and lease of certain marine-related assets of Campbell Wells' NOW service business (the "Acquired Business"), excluding its landfarming facilities and associated equipment. In connection with the Campbell Wells Acquisition, Newpark assumed obligations under a NOW Disposal Agreement (the "Disposal Agreement") with Sanifill and Campbell Wells, providing for the delivery by Newpark for a period of 25 years of an agreed annual quantity of NOW waste for disposal at certain of Campbell Wells' landfarming facilities. Subsequently, USA Waste acquired Sanifill, and Sanifill and Campbell Wells sold their landfarming facilities and associated equipment and assigned their rights under the Disposal Agreement and other agreements with Newpark that were executed upon consummation of the Campbell Wells Acquisition to U.S. Liquids, Inc., a newly formed corporation which assumed Sanifill's and Campbell Wells' obligations under such agreements. The acquisition by USA Waste and the assignment and assumption by U.S. Liquids, Inc. did not, however, release or diminish any party's obligations to Newpark under such agreements.

     The aggregate purchase price under the Acquisition Agreement was $70.5 million, paid by wire transfer at the closing of the Campbell Wells Acquisition with part of the proceeds from the sale of 3,450,000 shares of Newpark's Common Stock, at $30.00 per share, in an underwritten public offering also completed on August 12, 1996. The remaining net proceeds from the public offering, approximately $25.8 million after payment of related transaction costs, were used to repay all amounts outstanding under the revolving line of credit portion of Newpark's bank credit agreement.

     The Campbell Wells Acquisition has significantly expanded Newpark's service capabilities and processing capacity. Newpark believes that the Campbell Wells Acquisition has provided and will continue to provide economies of scale associated with handling a larger volume of waste through its facilities. Newpark has combined the service capabilities of the Acquired Business with its existing operations to speed the turnaround of barges and boats at its transfer stations, thus providing better customer service. Newpark believes that economic efficiencies have resulted from the reduction in the size of the combined barge fleet operated by Newpark to service its transfer stations and from the consolidation of operations at more efficient transfer stations, permitting Newpark to receive a substantially higher volume of waste without material additions to existing costs. Furthermore, Newpark expects that as a result of the Campbell Wells Acquisition, access to Sanifill's disposal facilities under the Disposal Agreement has allowed Newpark to reduce its barge transportation costs and make more efficient use of its barge fleet, further augmenting its processing capacity. Newpark believes that its current processing and disposal capacity, combined with access provided to the landfarm disposal facilities of Sanifill under the Disposal Agreement, will be adequate to provide for expected future demand for its oilfield waste disposal and other environmental services. Newpark will nevertheless continue its strategy of adding injection disposal capacity throughout the U.S. Gulf Coast region to more efficiently serve its customers.

DRILLING FLUIDS RELATED ACQUISITIONS

     On February 28, 1997, Newpark completed the acquisition of Sampey Bilbo Meschi Drilling Fluids Management, Inc. ("SBM"), a regional Gulf Coast drilling mud company specializing in engineering, technical and drilling fluids services to the oil and gas exploration industry. In the acquisition, the former stockholders of SBM were issued an aggregate of 1,164,000 shares of Newpark Common Stock. Newpark plans to provide SBM certain components recycled from the NOW waste collected by Newpark for use by SBM in the make-up of drilling fluids for SBM's customers. Newpark believes that providing SBM these recycled NOW waste components will reduce SBM's cost of materials and reduce the costs to Newpark of handling and disposing of NOW. On July 24, 1997, SBM changed its name to Newpark Drilling Fluids, Inc.

     Since the acquisition of SBM, Newpark has acquired several additional companies in the drilling fluids business in order to expand its capabilities and increase its access to barite used in the make-up of drilling fluids and its distribution of drilling fluid components. On May 28, 1997, Newpark acquired Excalibar Minerals, Inc. ("Excalibar"), a specialty milling company which grinds barite and other industrial minerals for oilfield and industrial markets, in exchange for 333,334 shares of Newpark Common Stock. On June 4, 1997, Newpark acquired two related drilling fluids companies operating in the South Texas markets, Chemical Technologies, Inc. ("CTI"), a retailer of drilling fluids, and FMI Wholesale Drilling Fluids U.S.A., L.P. ("FMI"), a wholesaler of drilling fluids. An aggregate of 222,222 shares of

Newpark Common Stock were issued in connection with the acquisition of CTI and FMI. On July 24, 1997, Newpark acquired two additional drilling fluids distribution companies operating in the Texas markets, Smithey, Inc., in exchange for 70,000 shares of Newpark Common Stock, and Advanced Chemical Technologies, Inc. ("ACT"), in exchange for 60,000 shares of Newpark Common Stock. See "Selling Stockholders" for further information regarding each of the foregoing acquisitions. Newpark may seek to acquire additional businesses in the drilling fluids business.

OTHER RECENT ACQUISITIONS

     In addition to the acquisitions in its drilling fluids business, Newpark also has recently acquired three oilfield site contractors in order to add to its customer base and strengthen Newpark's presence and service capabilities in the site preparation and contracting business. On May 29, 1997, Newpark acquired two related Lafayette, Louisiana based oilfield site contractors, Supreme Contractors, Inc. ("Contractors") and Supreme Contractors International, Inc. ("International"), in exchange for an aggregate of 244,444 shares of Newpark Common Stock. See "Selling Stockholders" for further information regarding the acquisition of Contractors and International by Newpark. On July 24, 1997, Newpark acquired Bockmon Construction Company, Inc., a Beaumont, Texas based oilfield site contractor, in exchange for 251,000 shares of Newpark Common Stock.

                                 RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this Prospectus, prospective investors should carefully consider the following factors relating to the business of Newpark in evaluating an investment in the Common Stock.

DEPENDENCE ON OIL AND GAS INDUSTRY

     Demand for Newpark's environmental and oilfield services depends in large part upon the level of exploration and production of oil and gas and the industry's willingness to spend capital on environmental and oilfield services. This in turn depends on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves and the ability of oil and gas companies to raise capital. Domestic and international political, military, regulatory and economic conditions also affect the industry. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and the demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for Newpark's services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect the demand for Newpark's services. Shortages of critical equipment and trained personnel to operate such equipment also may limit the level of drilling activity in the oil and gas industry. A material decline in oil or natural gas prices or activities could materially affect the demand for the Company's services and, therefore, the Company's consolidated financial statements.

IMPACT OF GOVERNMENT REGULATIONS

     Newpark believes that the demand for its principal environmental services is directly related to regulation of NOW and NORM. Rescission or relaxation of such regulations, or a failure of governmental authorities to enforce such regulations, could result in decreased demand for Newpark's services and, therefore, could materially affect Newpark's consolidated financial statements. Newpark's business may also be adversely affected by new regulations or changes in other applicable regulations.

     NOW is currently exempt from the principal Federal statute governing the handling of hazardous waste. In recent years, proposals have been made to rescind this exemption. The repeal or modification of the exemption covering NOW or modification of applicable regulations or their interpretation regarding the treatment and/or disposal of NOW or NORM waste could require Newpark to alter significantly its method of doing business. Such repeal or modification could have a material adverse effect on Newpark's consolidated financial statements.

LOW BARRIERS TO ENTRY; LOSS OF TECHNOLOGY RIGHTS

     Newpark has been granted U.S. patents on certain aspects of its system for processing of NOW and NORM. There is no assurance that such patents will give Newpark a meaningful competitive advantage. Barriers to entry by competitors for Newpark's environmental and oilfield services are low. Therefore, competitive products and services have been and may be successfully developed and marketed by others. In addition, the environmental services business in the oilfield could be impacted by future technological change and innovation, which could result in a reduction in the amount of waste being generated or alternative methods of disposal being developed.

INCREASED COMPETITION

     The processing of NOW and NORM waste is a relatively new industry. Competition in this market can be expected to increase as the industry develops. In the meantime, Newpark expects to encounter significant competition from third party competitors in connection with any proposed expansion into additional geographic areas and services. Newpark also faces competition from oil and gas producing customers who are continually seeking to enhance and develop their own methods of disposal instead of utilizing the services of third party NOW and NORM disposal companies such as Newpark. The desire to use such internal disposal methods could be increased by future technological change and innovation and limits the ability of Newpark to increase prices. The increased use by Newpark's oil and gas producing customers of their own disposal methods and other competitive factors could have a material adverse effect on Newpark's consolidated financial statements.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS

     Newpark's business is subject to numerous and continually evolving Federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters. If existing regulatory requirements change, Newpark may be required to make significant unanticipated capital and operating expenditures. Although Newpark believes that it is presently in material compliance with applicable laws and regulations, there is no assurance that it will be deemed to be in compliance in the future. Governmental authorities may seek to impose fines and penalties on Newpark or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under such circumstances, Newpark might be required to curtail or cease operations or conduct site remediation until a particular problem is remedied, which could have a material adverse effect on Newpark's consolidated financial statements.

POTENTIAL ENVIRONMENTAL LIABILITY; INSUFFICIENCY OF INSURANCE

     Newpark's business exposes it to risks such as the potential for harmful substances escaping into the environment, resulting in personal injury or loss of life, severe damage to or destruction of property, environmental damage and suspension of operations. The current and past activities of Newpark and the activities of its former divisions and subsidiaries could result in the imposition of substantial environmental, regulatory and other liabilities on Newpark, including the costs of cleanup of contaminated sites and site closure obligations. Such liabilities could also be imposed on the basis of negligence, strict liability, breach of contract with customers or, in many instances, as a result of contractual indemnification by Newpark of its customers in the normal course of its business. Injection wells have been used for many years for disposal of oilfield waste; however, certain aspects of Newpark's technology have not been used previously by others and its future performance is uncertain.

     While Newpark maintains liability insurance, the insurance is subject to coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. Although there are currently numerous sources from which such coverage may be obtained, there can be no assurance that insurance will continue to be available to Newpark on commercially reasonable terms, that the possible types of liabilities that may be incurred by Newpark will be covered by its insurance, that Newpark's insurance carriers will be able to meet their obligations under the policies or that the dollar amount of such liabilities will not exceed Newpark's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on Newpark's consolidated financial statements.

FAILURE TO INTEGRATE ACQUIRED BUSINESSES

     Newpark's recent acquisitions, including the Campbell Wells Acquisition and the acquisition of SBM and other companies in the drilling fluids business, significantly increased the size of Newpark's operations. Successful integration of these additional operations will depend primarily on Newpark's ability to manage this additional business and eliminate redundancies and excess costs. In addition, successful integration of SBM and Newpark's other recent acquisitions in the drilling fluids business will depend on the ability of Newpark to develop and integrate into their operations the recycling of NOW into drilling fluids in order to reduce the costs of materials and reduce Newpark's handling and disposal costs. Material failure or substantial delay in accomplishing the integration of these businesses could have a material adverse effect on Newpark's consolidated financial statements.

RELIANCE ON KEY PERSONNEL

     Newpark is dependent upon the efforts and talents of its executive officers and certain key personnel. Loss of the services of one or more of these persons could adversely affect the operations of Newpark.

PREFERRED STOCK

     The Board of Directors of Newpark is authorized to issue, without further stockholder action, up to 1,000,000 shares of Preferred Stock with rights that could adversely affect the rights of holders of Newpark Common Stock. No shares of Preferred Stock are presently outstanding, and Newpark has no present plans to issue any such shares. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying, deterring or preventing a change in control of Newpark or other corporate action and of discouraging bids for Newpark Common Stock at a premium.

                             SELLING STOCKHOLDERS

     The Shares offered by this Prospectus are being sold for the account of the selling stockholders (the "Selling Stockholders") named in the following table, which also sets forth information concerning the Selling Stockholders' beneficial ownership of Newpark Common Stock as of August 18, 1997, and as adjusted to give effect to the sale of the Shares. All share numbers have been adjusted to reflect the two-for-one split of Newpark Common Stock effective
May 30, 1997.

                                            BENEFICIAL OWNERSHIP
                                             PRIOR TO OFFERING                       BENEFICIAL OWNERSHIP
                                            -------------------                         AFTER OFFERING
                                                                       NUMBER       ----------------------
                                              NUMBER    PERCENT       OF SHARES      NUMBER       PERCENT
          NAME                              OF SHARES   OF CLASS     TO BE SOLD     OF SHARES     OF CLASS
          ----                              ----------  --------     ----------     ---------     --------
Thomas E. Eisenman.......................      239,340      *            78,982       160,358         *
Robert E. Jones..........................       93,994      *            31,018        62,976         *
Mark L. Phillips.........................       81,482      *            20,000        61,482         *
Jerry L. Miller..........................       81,842      *            20,000        61,482         *
James A. Miller..........................       81,480      *            20,000        61,480         *
Perry Bennett............................      139,377      *            26,133       113,244         *
Bob Hill.................................       18,667      *             3,733        14,934         *
Ray T. Bennett...........................       18,667      *             3,733        14,934         *
Kentner P. Shell.........................       18,666      *             3,733        14,933         *
FMI Wholesale Drilling Fluids, Inc.(1)...          356      *               356            --        --
General Supply Co.(1)....................       21,156      *            12,445         8,711         *
American Polymer, Inc.(1)................        5,333      *             5,333            --        --
C. M. Smithey............................       70,000      *            20,000        50,000         *
John V. Filecia..........................       40,529      *            10,132        30,397         *
S. Kim Tillery...........................       19,471      *             4,867        14,604         *

_________________________
*    Indicates ownership of less than one percent.
(1) Mr. Gene McElvany is the principal stockholder and a director and executive officer of each of FMI Wholesale Drilling Fluids, Inc., General Supply Co. and American Polymer, Inc.

     On May 28, 1997, Newpark acquired Excalibar, a Texas corporation in which Thomas E. Eisenman and Robert E. Jones were the stockholders. In the acquisition, all of the issued and outstanding shares of capital stock of Excalibar were exchanged for an aggregate of 333,334 shares of Newpark Common Stock, with Excalibar becoming a wholly-owned subsidiary of Newpark. Concurrent with the acquisition, Messrs. Eisenman and Jones entered into employment agreements with Excalibar, with Mr. Eisenman serving as President of Excalibar, at a salary of $110,000 per year, and Mr. Jones serving as Vice President of Excalibar, at a salary of $85,000 per year. The employment agreements continue until June 30, 2000, and automatically renew for successive 12-month periods thereafter unless terminated by either party. In connection with the acquisition, Messrs. Eisenman and Jones entered into noncompetition agreements covering competition in the drilling fluids industry in the States of Louisiana, Texas, Mississippi and Alabama and the Gulf of Mexico, and no additional consideration was paid by Newpark for these noncompetition agreements. Each noncompetition agreement remains in effect during the term of the relevant employment agreement, plus an additional period of twelve months following the termination of such agreement.

     On May 29, 1997, Newpark acquired Contractors, a Louisiana corporation, and its related company, International, a Delaware corporation. Mark L. Phillips, Jerry L. Miller and James A. Miller were the stockholders of both Contractors and International. In the acquisition, all of the issued and outstanding shares of capital stock of Contractors and International were exchanged for an aggregate of 244,444 shares of Newpark Common Stock, with Contractors and International becoming wholly-owned subsidiaries of Newpark. In connection with the acquisition, each of the former stockholders of Contractors entered into noncompetition agreements covering competition in the site construction industry in certain identified parishes in the State of Louisiana, and in the States of Texas, Mississippi and Alabama and the Gulf of Mexico, until May 29, 1999. No additional consideration was paid by Newpark for these noncompetition agreements. Concurrent with the acquisition, Mark L. Phillips and Contractors entered into an employment agreement, which provides for the employment of Mr. Phillips as the President of Contractors at a salary of $87,000 per year. The employment agreement continues until June 30, 2000, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On June 4, 1997, Newpark acquired CTI, a Texas corporation in which Perry Bennett, Kentner Shell and Ray Bennett were the stockholders. In the acquisition, all of the issued and outstanding shares of capital stock of CTI were exchanged for an aggregate of 186,666 shares of Newpark Common Stock, with CTI becoming a wholly-owned subsidiary of Newpark. In connection with the acquisition, each of the former stockholders of CTI entered into noncompetition agreements covering competition in the drilling fluids industry in the States of Louisiana, Texas, Mississippi and Alabama and the Gulf of Mexico until June 4, 2002. No additional consideration was paid by Newpark for these noncompetition agreements. Concurrent with the acquisition, Perry Bennett and CTI entered into an employment agreement, which provides for the employment of Mr. Bennett as a senior executive officer of CTI at a salary of $108,000 per year. The employment agreement continues until June 30, 2000, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On June 4, 1997, Newpark acquired FMI, a Texas limited partnership in which FMI Wholesale Drilling Fluids, Inc., General Supply Co., American Polymer, Inc. and Perry Bennett were the partners. In the acquisition, all of the partnership interests in FMI were exchanged for an aggregate of 35,556 shares of Newpark Common Stock, with FMI continuing as a wholly-owned subsidiary of Newpark. In connection with the acquisition, FMI Wholesale Drilling Fluids, Inc., the general partner of FMI, and Perry Bennett entered into noncompetition agreements covering competition in the drilling fluids industry in the States of Louisiana, Texas, Mississippi and Alabama and the Gulf of Mexico until June 4, 2002. In addition, General Supply Co. and American Polymer, Inc. entered into noncompetition agreements covering competition in the drilling fluids industry in the State of Texas, excluding the Texas Panhandle, until June 4, 1999. No additional consideration was paid by Newpark for these noncompetition agreements.

     On July 24, 1997, Newpark acquired Smithey, Inc., a Texas corporation in which C. M. Smithey was the sole stockholder. In the acquisition, Smithey, Inc. was merged with and into SBM (which concurrently changed its name to Newpark Drilling Fluids, Inc.), and all of the issued and outstanding shares of capital stock of Smithey, Inc. were converted into an aggregate of 70,000 shares of Newpark Common Stock. In connection with the acquisition, Mr. Smithey entered into a noncompetition agreement covering competition in the drilling fluids industry in the States of Louisiana, Texas, Mississippi and Alabama and the Gulf of Mexico until July 31, 2000. No additional consideration was paid by Newpark for the noncompetition agreement. Concurrent with the acquisition, Mr. Smithey entered into an employment agreement with Newpark Drilling Fluids, Inc. ("Fluids"), which provides for the employment of Mr. Smithey as a Vice President of Fluids at a salary of $85,000 per year. The employment agreement continues until July 31, 2000, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On July 24, 1997, Newpark acquired ACT, a Texas corporation in which John
V. Filecia and S. Kim Tillery were the stockholders. In the acquisition, ACT was merged with and into Fluids (formerly SBM), and all of the issued and outstanding shares of capital stock of ACT were converted into an aggregate of 60,000 shares of Newpark Common Stock. In connection with the acquisition, Mr. Filecia and Mr. Tillery entered into noncompetition agreements covering competition in the drilling fluids industry in the States of Louisiana, Texas, Mississippi and Alabama and the Gulf of Mexico until July 31, 2000. No additional consideration was paid by Newpark for these noncompetition agreements. Concurrent with the acquisition, Mr. Filecia and Mr. Tillery entered into employment agreements with Fluids, which provide for the employment of Mr. Filecia and Mr. Tillery as Vice Presidents of such corporation, at a salary of $85,000 per year for Mr. Filecia and $70,000 per year for Mr. Tillery. Each of the employment agreements continue until July 31, 2000, and automatically renew for successive 12-month periods thereafter unless terminated by either party.

     Newpark granted to the Selling Stockholders other than Messrs. Smithey, Filecia and Tillery certain rights with respect to the registration under the Securities Act of the shares of Common Stock issued in the foregoing acquisition transactions, and the Shares offered hereby are being so registered pursuant to the exercise of such registration rights. In accordance with the terms of such registration rights, Newpark will pay substantially all of the expenses of this offering. Newpark also has agreed to include a portion of the shares owned by Messrs. Smithey, Filecia and Tillery in this offering and to pay substantially all expenses associated therewith.

     Each of the transactions described above were negotiated at arms' length, and Newpark believes that the terms of such transactions were commercially reasonable in the circumstances.

                             PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors-in-interest of the Selling Stockholders. Such sales may be made on the New York Stock Exchange or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus; and (c) block trades or exchange distributions in accordance with the rules of such exchange. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation received by them may be deemed to be underwriting commissions or discounts.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of any Shares covered by this Prospectus, a prospectus supplement, if required, will be distributed which will set forth the name of the participating brokers or dealers, the number of Shares involved, the price at which such Shares were sold and the commissions paid or discounts or concessions allowed to such brokers or dealers. In certain jurisdictions, the Shares may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

          Under the Exchange Act, any person engaged in a distribution of shares of Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholder. Newpark will inform the Selling Stockholders in writing that they are subject to the applicable provisions of the Exchange
Act and the rules and regulations thereunder.

                  ___________________________________________

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEWPARK OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEWPARK SINCE SUCH DATE.

                  ___________________________________________

                               TABLE OF CONTENTS
                                                                           PAGE

Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   2
The Company...............................................................   3
Risk Factors..............................................................   7
Selling Stockholders......................................................  10
Plan of Distribution......................................................  14

                  ___________________________________________

                            NEWPARK RESOURCES, INC.



                                260,465 SHARES


                                 COMMON STOCK
                               ($.01 PAR VALUE)



                                  PROSPECTUS



                                    , 1997

                  ___________________________________________

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration
Statement:

    Securities and Exchange Commission registration fee.....$  2,673.71
    Printing costs..........................................   2,500.00
    Legal fees..............................................  10,000.00
    Accounting fees and expenses............................   1,000.00
    Miscellaneous expenses..................................   1,000.00
                                                               --------
       Total................................................$ 17,173.71
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware
(the "GCL") permits a corporation to, and the registrant's bylaws require that it, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     As permitted under Section 145 of the GCL, the registrant's bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by section 145 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     The registrant's Certificate of Incorporation (the "Certificate") provides that the registrant shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant. The Certificate also provides that, to the fullest extent permitted by law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director.

     The Certificate also provides that the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in any such capacity, or arising out of his status as such, regardless of whether the registrant is empowered to indemnify such person under the provisions of law. Newpark does not currently maintain any such insurance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

     2.1 Agreement and Plan of Reorganization, dated May 28, 1997, among the registrant, Thomas E. Eisenman and Robert E. Jones.
     2.2 Form of Noncompetition Agreement, dated May 28, 1997, between the registrant and each of Thomas E. Eisenman and Robert E. Jones.
     2.3 Employment Agreement, dated May 28, 1997, between Excalibar Minerals, Inc. and Thomas E. Eisenman.
     2.4 Employment Agreement, dated May 28, 1997, between Excalibar Minerals, Inc. and Robert E. Jones.
     2.5 Registration Rights Agreement, dated May 28, 1997, between the registrant and Thomas E. Eisenman and Robert E. Jones.
     2.6 Agreement and Plan of Reorganization, dated May 28, 1997, among the registrant, Mark L. Phillips, Jerry L. Miller and James A. Miller.

     2.7 Form of Noncompetition Agreement, dated May 29, 1997, between the registrant and each of Mark L. Phillips, Jerry L. Miller and James
            A. Miller.
     2.8 Employment Agreement, dated May 29, 1997, between Supreme Contractors, Inc. and Mark L. Phillips.
     2.9 Registration Rights Agreement, dated May 29, 1997, between the registrant and Mark L. Phillips, Jerry L. Miller and
            James A. Miller.
     2.10 Agreement and Plan of Reorganization, dated June 3, 1997, among the registrant, Perry Bennett, Kentner Shell, Ray Bennett and Bob Hill.
     2.11 Form of Noncompetition Agreement, dated June 4, 1997, between the registrant and each of Perry Bennett, Kentner Shell, Ray Bennett and Bob Hill.
     2.12 Employment Agreement, dated June 4, 1997, between Chemical Technologies, Inc. and Perry Bennett.
     2.13 Registration Rights Agreement, dated June 4, 1997, between the registrant and Perry Bennett, Kentner Shell, Ray Bennett and
            Bob Hill.
     2.14 Agreement and Plan of Reorganization, dated June 3, 1997, among the registrant, Newpark Holdings, Inc., Newpark Texas L.L.C., FMI Wholesale Drilling Fluids, Inc., General Supply Co., American Polymer, Inc. and Perry Bennett.
     2.15 Form of Noncompetition Agreement, dated June 4, 1997, between the registrant and each of FMI Wholesale Drilling Fluids, Inc. and Perry Bennett.
     2.16 Form of Noncompetition Agreement, dated June 4, 1997, between the registrant and each of General Supply Co. and American Polymer, Inc.
     2.17 Registration Rights Agreement, dated June 4, 1997, between the registrant and FMI Wholesale Drilling Fluids, Inc., General Supply Co., American Polymer, Inc. and Perry Bennett.
     2.18 Agreement and Plan of Reorganization, dated July 24, 1997, among the registrant, Sampey Bilbo Meschi Drilling Fluids Management, Inc., Smithey, Inc. and C. M. Smithey.
     2.19 Noncompetition Agreement, dated July 24, 1997, between the registrant and C. M. Smithey.
     2.20 Employment Agreement, dated July 24, 1997, between Newpark Drilling Fluids, Inc. ("Fluids") and C. M. Smithey.
     2.21 Agreement and Plan of Reorganization, dated July 24, 1997, among the registrant, Fluids, Advanced Chemical Technologies, Inc., John V. Filecia and S. Kim Tillery.
     2.22 Form of Noncompetition Agreement, dated July 24, 1997, between the registrant and each of John V. Filecia and S. Kim Tillery.
     2.23   Employment Agreement, dated July 24, 1997, between Fluids and
            John V. Filecia.
     2.24   Employment Agreement, dated July 24, 1997, between Fluids and
            S. Kim Tillery.
     4.1 Form of certificate representing shares of the registrant's Common Stock.(1)

     5.1    Opinion of Ervin, Cohen & Jessup LLP.
     23.1   Consent of Deloitte & Touche LLP.
     24.1   Powers of Attorney (set forth on Page II-4).

__________
(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).

ITEM 17.  UNDERTAKINGS

A.   The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana on August 19, 1997.

                                           NEWPARK RESOURCES, INC.


                                           By   /s/ James D. Cole
                                               _________________________________
                                           James D. Cole, Chairman of the Board,
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Cole and Matthew W. Hardey, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                       DATE
          ---------                       -----                       ----


 /s/ James D. Cole            Chairman of the Board, President   August 19, 1997
___________________________     and Chief Executive Officer
James D. Cole


 /s/ Matthew W. Hardey        Vice President of Finance          August 19, 1997
___________________________     and Chief Financial Officer
Matthew W. Hardey

 /s/ Wm. Thomas Ballantine    Executive Vice President           August 19, 1997
___________________________     and Director
Wm. Thomas Ballantine


 /s/ Dibo Attar               Director                           August 19, 1997
___________________________
Dibo Attar


 /s/ W.W. Goodson             Director                           August 19, 1997
___________________________
W. W. Goodson


 /s/ David P. Hunt            Director                           August 19, 1997
___________________________
David P. Hunt


 /s/ Dr. Alan J. Kaufman      Director                           August 19, 1997
___________________________
Dr. Alan J. Kaufman


 /s/ James H. Stone           Director                           August 19, 1997
___________________________
James H. Stone

                                                                                                   SEQUENTIALLY
EXHIBIT                                                                                              NUMBERED
NUMBER                             DESCRIPTION                                                         PAGE
------                             -----------                                                     ------------
2.1       Agreement and Plan of Reorganization, dated May 28, 1997, among the registrant, Thomas E. Eisenman and Robert E. Jones.
2.2       Form of Noncompetition Agreement, dated May 28, 1997, between the registrant and each of Thomas E. Eisenman and Robert E. Jones.
2.3       Employment Agreement, dated May 28, 1997, between Excalibar Minerals, Inc.
          and Thomas E. Eisenman.
2.4       Employment Agreement, dated May 28, 1997, between Excalibar Minerals, Inc.
          and Robert E. Jones.
2.5       Registration Rights Agreement, dated May 28, 1997, between the registrant and Thomas E. Eisenman and Robert E. Jones.
2.6       Agreement and Plan of Reorganization, dated May 28, 1997, among the registrant,
          Mark L. Phillips, Jerry L. Miller and James A. Miller.
2.7       Form of Noncompetition Agreement, dated May 29, 1997, between the registrant and each of Mark L. Phillips, Jerry L. Miller and James A. Miller.
2.8       Employment Agreement, dated May 29, 1997, between Supreme Contractors, Inc.
          and Mark L. Phillips.
2.9       Registration Rights Agreement, dated May 29, 1997, between the registrant and Mark L. Phillips, Jerry L. Miller and James A. Miller.
2.10      Agreement and Plan of Reorganization, dated June 3, 1997, among the registrant,
          Perry Bennett, Kentner Shell, Ray Bennett and Bob Hill.
2.11      Form of Noncompetition Agreement, dated June 4, 1997, between the registrant and each of Perry Bennett, Kentner Shell, Ray Bennett and Bob Hill.
2.12      Employment Agreement, dated June 4, 1997, between Chemical Technologies, Inc.
          and Perry Bennett.
2.13      Registration Rights Agreement, dated June 4, 1997, between the registrant and
          Perry Bennett, Kentner Shell, Ray Bennett and Bob Hill.
2.14      Agreement and Plan of Reorganization, dated June 3, 1997, among the registrant,
          Newpark Holdings, Inc., Newpark Texas L.L.C., FMI Wholesale Drilling Fluids, Inc.,
          General Supply Co., American Polymer, Inc. and Perry Bennett.
2.15      Form of Noncompetition Agreement, dated June 4, 1997, between the registrant and each of FMI Wholesale Drilling Fluids, Inc. and Perry Bennett.
2.16      Form of Noncompetition Agreement, dated June 4, 1997, between the registrant and each of General Supply Co. and American Polymer, Inc.
2.17      Registration Rights Agreement, dated June 4, 1997, between the registrant and
          FMI Wholesale Drilling Fluids, Inc., General Supply Co., American Polymer, Inc.
          and Perry Bennett.
2.18      Agreement and Plan of Reorganization, dated July 24, 1997, among the registrant,
          Sampey Bilbo Meschi Drilling Fluids Management, Inc., Smithey, Inc. and C. M. Smithey.
2.19      Noncompetition Agreement, dated July 24, 1997, between the registrant and C. M. Smithey.
2.20      Employment Agreement, dated July 24, 1997, between Newpark Drilling Fluids, Inc.
          ("Fluids") and C. M. Smithey.

                                                                                                  SEQUENTIALLY
EXHIBIT                                                                                             NUMBERED
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

2.21      Agreement and Plan of Reorganization, dated July 24, 1997, among the registrant, Fluids,
          Advanced Chemical Technologies, Inc., John V. Filecia and S. Kim Tillery.
2.22      Form of Noncompetition Agreement, dated July 24, 1997, between the registrant and each of John V. Filecia and S. Kim Tillery.
2.23      Employment Agreement, dated July 24, 1997, between Fluids and John V. Filecia.
2.24      Employment Agreement, dated July 24, 1997, between Fluids and S. Kim Tillery.
4.1       Form of certificate representing shares of the registrant's Common Stock.(1)
5.1       Opinion of Ervin, Cohen & Jessup LLP.
23.1      Consent of Deloitte & Touche LLP.
24.1      Powers of Attorney (set forth on Page II-4).

__________
(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).